Exhibit 10.1

EXECUTION VERSION

WF Investment Holdings, LLC
Wells Fargo Securities, LLC
Duke Energy Center
550 South Tryon Street
Charlotte, NC 28202

CONFIDENTIAL

July 20, 2014

CBS Outdoor Americas Inc.

CBS Outdoor Americas Capital LLC

CBS Outdoor Americas Capital Corporation

405 Lexington Avenue

New York, New York 10174

Attention: Donald R. Shassian, Executive Vice President and Chief Financial Officer

Re:	Project Vancouver Commitment Letter

$715 Million Senior Bridge Facility

Ladies and Gentlemen:

You have advised WF Investment Holdings, LLC (“WF Investments”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, collectively with WF Investments, the “Commitment Parties” or “we” or “us”) that CBS Outdoor Americas Inc., a Maryland corporation (“Parent”), and CBS Outdoor Americas Capital LLC, a Delaware limited liability company, and CBS Outdoor Americas Capital Corporation, a Delaware corporation (collectively, the “Borrowers” and together with Parent, “you”), seeks financing to fund a portion of the purchase price for the proposed acquisition (the “Acquisition”) of certain entities (the “Acquired Business”) from the company previously identified to us as “Vancouver” (the “Seller”) pursuant to a membership interest purchase agreement among Parent and the Seller (the “Acquisition Agreement”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in Annex A or Annex B to this Commitment Letter.

You have further advised us that the total funds needed to (a) finance the Acquisition and (b) pay fees, commissions and expenses in connection with the Transactions (as defined below) will consist of the issuance and sale by the Borrowers of unsecured notes (the “Notes”) in a public offering or in a Rule 144A or other private placement on or prior to the closing date of the Acquisition yielding at least $715 million in gross cash proceeds or, in the event the Notes are not issued at the time the Transactions (as defined below) are consummated, borrowings by the Borrowers of up to $715 million, less (i) the principal amount of Notes, if any, issued on or prior to the Closing Date and (ii) the net cash proceeds of any equity issuances in excess of $50 million consummated on or prior to the Closing Date, under an unsecured senior credit facility (the “Bridge Facility”) as described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Bridge Term Sheet”).

As used herein, the term “Transactions” means, collectively, the Acquisition, the issuance of the Notes on or prior to the closing date of the Acquisition and/or the borrowings under the Bridge Facility on the Closing Date (as applicable) and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheets and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date, on or before the date on which the Commitment is terminated in accordance with Section 10 of this Commitment Letter, on which the Acquisition is consummated is referred to as the “Closing Date”. Except as the context otherwise requires, references to the “Borrowers and their subsidiaries” will include the Acquired Business after giving effect to the Acquisition.

1. Commitment. Upon the terms set forth in this Commitment Letter and in the fee letter dated the date hereof from the Commitment Parties to you (the “Fee Letter”) and subject only to the conditions set forth in the Conditions Annex, WF Investments (an “Initial Lender” and, together with any other Initial Lender appointed as described below, collectively, the “Initial Lenders”) is pleased to advise you of its commitment to provide to the Borrowers 100% of the principal amount of the Bridge Facility (the “Commitment”).

2. Titles and Roles. Wells Fargo Securities, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”) in arranging and syndicating the Bridge Facility. WF Investments (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Bridge Administrative Agent”) for the Bridge Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation will be paid in connection with the Bridge Facility (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) unless you and we shall agree in writing; provided that, that (i) on or prior to the date which is 10 calendar days after the date of this Commitment Letter, you will have the right to appoint (A) up to one additional joint lead arranger and joint bookrunner and (B) additional co-agents, documentation agents, syndication agents, managers or other titled institutions other than, for the avoidance of doubt, any other joint lead arranger or joint bookrunner, and in each case, reasonably acceptable to the Lead Arranger and in respect of the Bridge Facility, so long as the Commitment of the Initial Lender and the share of the economics of the Lead Arranger on the date hereof will be reduced ratably by the amount of the economics of such appointed entity or entities upon the execution by such appointed entity or entities of customary joinder documentation and (ii) the Lead Arranger shall have the right, in consultation with you, to award titles to other co-agents, arrangers or bookrunners who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of the Bridge Facility (it being further agreed that (w) each of the parties hereto shall execute a revised version of this Commitment Letter or an amendment or customary joinder hereto to reflect the commitment or commitments of any such institution (or its affiliate), (x) no other agent, co-agent, arranger or bookrunner (other than the Lead Arranger) will have rights in respect of the management of the syndication of the Bridge Facility, (y) Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Bridge Facility and (z) (I) in no event shall the Initial Lender on the date hereof receive less than 30% of the economics and (II) no additional lead arranger, agent, co-agent or bookrunner shall have commitments or hold a percentage of the total economics for the Bridge Facility on the Closing Date that is greater than those of WF Investments.

3. Conditions to Commitment. The Commitment and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Bridge Loan Documentation (as defined in the Annex A) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Seller, the Acquired Business, Parent, the Borrowers and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (i) such of the representations made by the Seller or its subsidiaries or affiliates or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders referred to below (the “Specified Acquisition Agreement Representations”), but only to the extent that you or your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate (in each case, determined without regard to any requirement of you or your affiliates to provide notice of such inaccuracy) and (ii) the Specified Representations (as defined below) and (b) the terms of the Bridge Loan Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in or referred to in the Conditions Annex are satisfied or waived in accordance with the terms thereof. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers and each Guarantor (to the extent applicable to such Guarantor under the Documentation Principles) set forth in the Term Sheet relating to corporate existence of the Credit Parties in their respective jurisdictions of organization; power and authority to enter into the Bridge Loan Documentation, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Bridge Loan Documentation; no conflicts with or consents under the Credit Parties’ organizational documents or material applicable law; no breach or violation of the Existing Indenture or Existing Credit Facility; solvency as of the Closing Date (after giving effect to the Transactions) of Parent and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Exhibit A to Annex B); use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; and FCPA. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

4. Syndication.

(a) The Lead Arranger intends and reserves the right, both prior to and after the Closing Date, to secure commitments for the Bridge Facility from a syndicate of banks, financial institutions and other entities (such banks, financial institutions and other entities committing to the Bridge Facility, including the Initial Lenders, the “Lenders”) upon the terms set forth in this Commitment Letter, which syndication shall be managed by the Lead Arranger in consultation with the Borrowers; provided, that the Lead Arranger will not syndicate to bona fide competitors of Parent or its subsidiaries (including the Acquired Business) (a “Competitor”) that are identified in writing to the Lead Arranger from time to time or any affiliate thereof (other than any affiliate that is a Bona Fide Lending Affiliate (as defined below)) that is reasonably identifiable on the basis of such affiliate’s name (collectively, “Disqualified Lenders”) and no Disqualified Lenders may become Lenders or otherwise participate in the Bridge Facility. For purposes of this Commitment Letter, “Bona Fide Lending Affiliate” shall mean, any debt fund, investment vehicle, regulated bank entity or unregulated lending that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any person that is controlling, controlled by or under common control with such Competitor or affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or affiliate thereof, as applicable, makes investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity. Until the earlier of (i) the termination of this Commitment Letter in accordance with the terms hereof, (ii) the termination of the syndication as determined by the Lead Arranger and (iii) the date that is 90 days following the Closing Date (the “Syndication Date”), you agree to, and will use commercially reasonable efforts, subject to your rights under the Acquisition Agreement, to cause appropriate members of management of the Seller to, assist us actively in achieving a syndication of the Bridge Facility that is reasonably satisfactory to us and you. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts, subject to your rights under the Acquisition Agreement, to cause appropriate members of management of the Seller and its representatives and advisors to, (i) provide promptly to the Commitment Parties and the other Lenders upon request all information reasonably deemed necessary by the Lead Arranger to assist the Lead Arranger and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make your senior management and (to the extent reasonable and practical) use commercially reasonable efforts to cause appropriate members of management of the Seller available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arranger, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arranger in the preparation of one or more confidential information memoranda and other marketing materials in form and substance reasonably satisfactory to the Lead Arranger to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Borrower, (vi) use commercially reasonable efforts to obtain, at the Borrower’s expense, (A) a current public corporate credit rating from Standard & Poor’s Financial Services LLC, a subsidiary of McGraw Hill Financial, Inc. (“S&P”), (B) a current public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) and (C) a current public rating with respect to each of the Bridge Facility and the Notes from each of S&P and Moody’s, in each case, at least 30 days prior to the Closing Date and to participate actively in the process of securing such ratings, including having your senior management meet with such rating agencies and (vii) your ensuring that prior to the later of the Closing Date and the Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities, commercial bank or other credit facilities or any debt securities that are convertible or exchangeable into or exercisable for equity securities or other equity-linked securities or hybrid debt-equity securities, by or on behalf of you or your subsidiaries being offered, placed or arranged (other than the Bridge Facility and the Notes) without the written consent of the Lead Arranger other than (1) any “A/B exchange offer” under which the unregistered notes under the Existing Indenture are exchanged for registered notes, (2) revolving credit borrowings incurred under the Existing Credit Facility pursuant to commitments existing on the date hereof (including borrowings under any replacements, extensions and renewals thereof not in excess of commitments existing as of the date hereof)), (3) any purchase money indebtedness, capital lease obligations and similar obligations, in each case in the ordinary course of business, (4) the issuance of limited partnership or equivalent equity interests of CBS Outdoor Americas Capital LLC or another subsidiary in connection with any “UPREIT” acquisition that does not constitute a Change of Control (as defined in the Existing Credit Facility) or (5) the Bridge Facility, the Notes or any other debt issued or offered pursuant to the “Securities Demand” provisions of the Fee Letter.

(b) The Lead Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Bridge Facility (in consultation with you), including decisions as to the selection and number of potential Lenders (subject to the limitations in clause (a) above) to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Notwithstanding the Lead Arranger’s right to syndicate the Bridge Facility and receive commitments with respect thereto, unless otherwise agreed to by you, (i) no Initial Lender shall be relieved or released from its obligations hereunder (including its obligation to fund the Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation in the Bridge Facility, including its Commitment, until the funding under the Bridge Facility has occurred on the Closing Date has occurred, (ii) no assignment by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s Commitment until the initial funding of the Bridge Facility (except to the extent that Notes are issued and paid for in lieu of the Bridge Facility or a portion thereof) and (iii) unless you and we agree in writing, each Initial Lender will retain exclusive control over all rights and obligations with respect to its Commitment in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facility and in no event shall the successful completion of the syndication of the Bridge Facility constitute a condition to the availability of the Bridge Facility on the Closing Date.

5. Information.

(a) You hereby represent and warrant (to your knowledge with respect to the Acquired Business) that, (a) all written factual information and written data (other than the Projections (as defined below) and other than information of a general economic or industry specific nature) concerning Parent, the Borrowers and their respective subsidiaries and, to your knowledge, the Acquired Business and the Seller, that has been or will be made available to any of us by you or by any of your representatives on your behalf in connection with the Transactions (the “Information”), when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the financial estimates, forecasts and other forward-looking information concerning Parent, the Borrowers and their respective subsidiaries, taking into account the consummation of the Transactions that have been or will be made available to any of us by you or by any of your representatives on your behalf in connection with the Transactions (collectively, the “Projections”) have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Bridge Facility, each of us (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

(b) You hereby acknowledge that (a) we will make available, the Information, the Projections and other customary offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Bridge Facility (the “Information Memorandum and, together with all of the foregoing, the “Information Materials”), on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the prospective Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive MNPI (as defined below) and that may be engaged in investment and other market-related activities with respect to you, Parent or any of your or Parent’s subsidiaries or any of your, Parent’s or their respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

(c) At the request of the Lead Arranger, you agree to assist us in preparing an additional version of the Information Materials to be used by Public Siders in connection with the syndication of the Bridge Facility that consists exclusively of information of a type that does not include material non-public information with respect to you or Parent or any of your or Parent’s subsidiaries or any of your, Parent’s or their respective securities for the purpose of United States federal securities laws

(“MNPI”) (all such information and documentation being “Public Information”). For the avoidance of doubt, Projections shall not be considered or included in Public Information and shall be considered MNPI. It is understood that in connection with your assistance described above, you shall provide us with customary authorization letters, consistent with the terms of this Commitment Letter, for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders and represent that the version of the Information Materials to be distributed to Public Siders does not include any MNPI with respect to you or Parent. You and we agree that the Information Materials shall contain customary language exculpating us with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof (other than, for the avoidance of doubt, the Indemnified Persons of any Lead Arranger). Before distribution of any Information Materials, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information”. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized each of us and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any of the Information Materials “PUBLIC”).

(d) You acknowledge and agree that, unless you advise the Lead Arranger in writing (including by electronic mail) within a reasonable time after receipt of such materials for review that such documents should be distributed only to Private Siders, the following documents may be distributed to both Private Siders and Public Siders: (a) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the terms and conditions of the Bridge Facility and (c) drafts and final versions of the Bridge Loan Documentation. If you advise the Lead Arranger in writing that any of the foregoing materials should be distributed only to Private Siders, the Lead Arranger shall not distribute the materials identified to Public Siders without your consent.

6. Indemnification; Expenses.

(a) You agree (a) to indemnify and hold harmless each of us, our respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof) of any kind or nature to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with this Commitment Letter, the Transactions, the Bridge Facility or any use of the proceeds thereof (including, without limitation, any claim, litigation, investigation or proceeding arising out of, resulting from or in connection with any of the foregoing (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person), and to reimburse each such Indemnified Person promptly upon demand for any reasonably incurred and documented out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and regulatory counsel, if applicable, in each case, for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and other reasonably incurred and documented out-of-pocket fees and expenses incurred in connection with investigating, preparing, pursuing or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (collectively, such Indemnified Person’s “Related Persons”) (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its obligations under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any of us in our capacity or in fulfilling our role as an administrative agent or Lead Arranger or any similar role under the Bridge Facility) and (b) to reimburse each of us from time to time for all reasonably incurred and documented out-of-pocket expenses, due diligence expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single primary counsel to the Commitment Parties, of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and regulatory counsel, if applicable, in the case of an actual or perceived conflict of interest, of one additional counsel to each group of similar situated parties, and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed) or retained in connection with enforcement of this Commitment Letter incurred in connection with the Bridge Facility or the preparation, negotiation and enforcement of this Commitment Letter and the Bridge Loan Documentation including, for the avoidance of doubt, any ancillary documents in connection therewith. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Bridge Loan Documentation upon execution thereof and thereafter shall have no force or effect.

(b) You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (b) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

(c) Notwithstanding any other provision of this Commitment Letter, (a) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through Intralinks, Debt X, SyndTrak Online the internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors or employees (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (b) none of we, you (or any of your affiliates or your or their respective officers, directors, employees, agents, advisors or other representatives) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Transactions (including the Bridge Facility and the use of proceeds thereunder), or with respect to any activities related to the Bridge Facility, including the preparation of this Commitment Letter and the Bridge Loan Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the second immediately preceding paragraph.

7. Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter on the terms and subject to the conditions set forth therein.

8. Confidentiality.

(a) You agree that you will not disclose this Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the contents hereof and thereof to any person or entity without prior written approval of the Lead Arranger (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your and your affiliates’ respective officers, directors, agents, employees, attorneys, accountants and other advisors (and each of their attorneys) on a confidential and need to know basis, (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, upon the request or demand of any regulatory body having jurisdiction over you or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure), (c) the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Seller and the Acquired Business in connection with their consideration of the Acquisition; provided that any information relating to securities demand, pricing, fees and expenses has been redacted in a manner reasonably acceptable to us, (d) this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges or (e) in connection with any action or proceeding relating to, or the exercise of remedies under, the Commitment Documents (and, in any such action, proceeding or exercise of remedies, we shall not object to any motion that you may make to seal the record with respect to the Commitment Documents and the contents thereof to avoid public disclosure thereof); provided that (i) you may disclose the Commitment Documents and the contents thereof to your subsidiaries and your and their officers, directors, agents, employees, attorneys, accountants, and advisors (and each of their attorneys), on a confidential and need to know basis, (ii) you may disclose the Commitment Documents and the contents thereof in any syndication or other marketing materials in connection with the Bridge Facility, in any offering memoranda relating to the Notes or other Securities (as defined in the Fee Letter) or in connection with any public release or filing relating to the Transactions, (iii) you may disclose the fees as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility and/or the Notes offering or to the extent customary or required in any public release or filing relating to the Transactions and (iv) you may disclose the Commitment Documents and the contents thereof to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder.

(b) Each of the Commitment Parties agrees that non-public information received by it from you or your affiliates and representatives in connection with the Transactions shall be treated by such person in a confidential manner; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Lenders); provided further that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, (ii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, such Commitment Party shall, to the extent permitted by law, inform you promptly in advance thereof), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicable and lawfully permitted to do so), (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential) solely in connection with the Transactions, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (vii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (viii) to the extent that such information is independently developed by such Commitment Party, (ix) to ratings agencies in connection with the Transactions with your prior consent and (x) for purposes of establishing a “due diligence” defense. The provisions of this paragraph with respect to the Commitment Parties shall automatically terminate on the earlier of (i) two years following the date of this Commitment Letter and (ii) the Closing Date. The terms of this Section 8(b) shall supersede all prior confidentiality or non-disclosure agreements and understandings between us and you relating to the Transactions.

(c) The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

9. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Seller, or any of your or its affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Seller, or your or its respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Seller, or your or its respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Bridge Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

10. Acceptance/Expiration of Commitment.

(a) This Commitment Letter and the Commitment of WF Investments and the undertakings of Wells Fargo Securities set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time) on August 2, 2014 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Lead Arranger by such time to the attention of Jeffrey R. Gignac at jeff.gignac@wellsfargo.com.

(b) In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of WF Investments and the undertakings of Wells Fargo Securities set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Bridge Facility), (ii) termination of the Acquisition Agreement, (iii) the “End Date” (as defined in the Acquisition Agreement without giving effect to any amendments, modifications or waivers thereunder that were not approved by the Lead Arranger) and (iv) 11:59 p.m. (Eastern Time) on the date that is three hundred days after you return signed counterparts of this Commitment Letter and the Fee Letter to the Lead Arranger, if the Closing Date shall not have occurred by such time.

11. Survival. The sections of this Commitment Letter and the Fee Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of WF Investments or the undertakings of Wells Fargo Securities set forth herein (regardless of whether definitive Bridge Loan Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the completion of the syndication of the Bridge Facility; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall be superseded by the provisions of the Bridge Loan Documentation upon the funding thereunder.

12. Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE

TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO THE INTERPRETATION OF MATERIAL ADVERSE EFFECT (AS DEFINED IN THE CONDITIONS ANNEX) AND WHETHER A MATERIAL ADVERSE EFFECT HAS OCCURRED SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties, in each case at the applicable address set forth above, will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

13. Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. Subject to the rights of the Commitment Parties as set forth herein, this Commitment Letter and the Fee Letter shall not be assignable by you (or us) without the prior written consent of the Commitment Parties (or you), and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Person. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Jim Jeffries
	Name:	Jim Jeffries
	Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Jeffrey R. Gignac
	Name:	Jeffrey R. Gignac
	Title:	Managing Director

Project Vancouver

Commitment Letter

Agreed to and accepted as of the date first above written:

CBS OUTDOOR AMERICAS INC.

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

CBS OUTDOOR AMERICAS CAPITAL LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

CBS OUTDOOR AMERICAS CAPITAL CORPORATION

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

Project Vancouver

Commitment Letter

ANNEX A

$715 MILLION

SENIOR UNSECURED BRIDGE FACILITY

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached

Borrower:	CBS Outdoor Americas Capital LLC, a Delaware limited liability company, and CBS Outdoor Americas Capital Corporation, a Delaware corporation (collectively, the “Borrower”).

Sole Lead Arranger and Sole Bookrunning Manager:	Wells Fargo Securities, LLC will act as the sole lead arranger and sole bookrunning manager (in such capacities, the “Lead Arranger”). Up to one (1) other joint lead arranger and joint bookrunning manager may be appointed as provided for, and in accordance with the terms of, the Commitment Letter.

Lenders:	WF Investment Holdings, LLC (or one or more of its affiliates) and a syndicate of financial institutions and other entities (excluding Disqualified Lenders) arranged in accordance with Section 4 of the Commitment Letter (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent:	WF Investment Holdings, LLC (or one or more of its affiliates) (in such capacity, the “Administrative Agent”).

Bridge Loans:	Unsecured senior credit facility (the “Bridge Facility”) consisting of bridge loans (the “Bridge Loans”) in an aggregate principal amount of $715 million, minus (i) (x) the aggregate principal amount of any Notes and (y) the aggregate net cash proceeds of any equity securities in excess of $50 million, in each case issued on or prior to the Closing Date, (ii) the amount of any cash on hand and (iii) the aggregate principal amount of any revolving credit borrowings incurred under the Existing Credit Facility (as defined below) (including borrowings under any replacements, extensions and renewals thereof), in each case used to finance the consummation of the Acquisition.

Use of Proceeds:	The proceeds of the Bridge Loans will be used, together with cash on hand and the proceeds of any issuance of Notes and any revolving credit borrowings under the Existing Credit Facility, solely to finance (a) the consummation of the Acquisition and (b) the payment of fees and expenses incurred in connection with the Transactions.

Availability:	The Bridge Facility will be available only in a single draw of the full amount of the Bridge Facility on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Annex A – Term Sheet

Documentation:	The definitive documentation for the Bridge Loans (a) shall be consistent with this Bridge Term Sheet and contain only those conditions precedent, mandatory prepayments, representations, warranties, affirmative covenants, negative covenants and events of default expressly set forth herein and, to the extent such terms are not expressly set forth in this Bridge Term Sheet, but are instead to be determined in accordance with a specified standard or principle, such terms will be negotiated in good faith in accordance with such standard or principle and (b) subject to clause (a) above, shall include, among other items, a bridge loan agreement, guarantees and other appropriate documents, including an exhibit with the form of the indenture in connection with the issuance of any Exchange Notes as contemplated below (collectively, the “Bridge Loan Documentation”), all on terms consistent with this Bridge Term Sheet and otherwise based on and consistent with the terms contained in the documentation governing that certain credit agreement, dated as of January 31, 2014, among the Borrower, Citibank, N.A. as Administrative Agent and the other lenders thereto and the joint lead arrangers, joint book runners, co-syndication agents and co-documentation agents (the “Existing Credit Facility”); it being understood and agreed, however, that the Bridge Loan Documentation will contain high yield covenants, events of default and financial definitions based on and consistent with that certain indenture, dated as of January 31, 2014, among the Borrower, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Existing Indenture” and, together with the Existing Credit Facility, the “Existing Debt Agreements”), with such changes thereto as are customary for facilities of this type as may be mutually agreed by the Administrative Agent and the Borrower in light of then prevailing market conditions taking into consideration the operational and strategic requirements of the Parent and its subsidiaries in light of their size, cash flow, industry (and risks and trends associated therewith), geographic locations, business, business practices, operations, financial accounting and the Projections. The provisions of this paragraph are referred to as the “Documentation Principles.”

Ranking:	The Bridge Loans and the Guarantees thereof will be senior debt of the Borrower and the Guarantors, pari passu with all other unsecured senior debt of the Borrower and the Guarantors on terms reasonably satisfactory to the Lead Arranger.

Guarantors:	The Bridge Facility shall be jointly and severally guaranteed by CBS Outdoor Americas Inc. (“Parent”) and all subsidiaries of Parent that guarantee the Existing Credit Facility (each, a “Guarantor” and, collectively, the “Guarantors”; such guarantee being referred to herein as a “Guarantee”). The Borrower and the Guarantors are herein referred to collectively as the “Credit Parties” and each a “Credit Party.”

Annex A – Term Sheet

Security:	None.

Interest:	Interest rates and fees in connection with the Bridge Loans, Extended Term Loans and Exchange Notes will be as specified in the Fee Letter and the Schedules attached hereto.

Maturity/Exchange:	On the first anniversary of the Closing Date (the “Conversion Date”), any Bridge Loan that has not been previously repaid in full, and unless Parent or any of its subsidiaries is subject to a bankruptcy or other insolvency proceeding, will automatically be converted into senior unsecured term loans (each, an “Extended Term Loan”) due on the date that is 7 years after the Closing Date (the “Maturity Date”). The Extended Term Loans will be governed by the provisions of the Bridge Loan Documentation and will have the same terms as the Bridge Loans except as expressly set forth on Schedule II hereto.

At any time on or after the Conversion Date, Lenders under the Extended Term Loans will have the option at any time or from time to time to receive senior unsecured exchange notes under an indenture that complies with the Trust Indenture Act of 1939 (the “Exchange Notes”) in exchange for an equal principal amount of such Extended Term Loans having the terms set forth on Schedule III hereto; provided that no Exchange Notes shall be required to be issued until such time as the Borrower has received requests to issue an aggregate principal amount of Exchange Notes equal to at least $100.0 million.

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest with:

(a) 100% of the net cash proceeds from the issuance of the Notes and/or any other indebtedness by Parent, the Borrower or any of their respective subsidiaries, subject to baskets and other customary exceptions to be mutually agreed upon (including exceptions for (1) revolving credit borrowings incurred under the Existing Credit Facility pursuant to commitments existing on the date of the Commitment Letter (including borrowings under any replacements, extensions and renewals thereof not in excess of commitments existing as of the date of the Commitment Letter) and (2) any purchase money indebtedness, capital lease obligations and similar obligations, in each case in the ordinary course of business);

(b) 100% of the net cash proceeds from any issuance of equity securities of, or from any capital contribution to, Parent, the Borrower or any of their respective subsidiaries, subject to customary exceptions to be mutually agreed upon (including exceptions for (1) equity contributed

Annex A – Term Sheet

pursuant to employee stock plans and similar arrangements, (2) net proceeds of equity issuances of up to $50 million in the aggregate, and (3) the issuance of limited partnership or equivalent equity interests of CBS Outdoor Americas Capital LLC or another subsidiary in connection with any “UPREIT” acquisition that does not constitute a change of control); and

(c) 100% of the net cash proceeds of all non-ordinary course asset sales, insurance and condemnation recoveries and other asset dispositions by Parent, the Borrower or any of their respective subsidiaries in excess of amounts required to be paid to the lenders under the Existing Credit Facility, subject to customary exceptions and reinvestment rights to be mutually agreed upon.

Notwithstanding the foregoing, the Borrower only will be required to apply the portion of any net proceeds described in the immediately preceding sentence to prepay the Bridge Loans that may be so applied in compliance with the Existing Debt Agreements.

Each such prepayment will be made together with accrued interest to the date of prepayment, but without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

In the event any Lender or affiliate of a Lender purchases Securities from the Borrower pursuant to the securities demand provisions in the Fee Letter, the net cash proceeds received by the Borrower in respect of such Securities may, at the option of such Lender or affiliate, be applied first to prepay the Bridge Loans of such Lender or affiliate rather than pro rata (provided that if there is more than one such Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Lenders or affiliates in proportion to such Lenders’ or affiliates’ principal amount of Securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Lenders.

Change of Control:	Upon any change of control (to be defined in the Bridge Loan Documentation consistent with the Documentation Principles), the Borrower will be required to prepay the entire principal amount of the Bridge Loans (plus any accrued and unpaid interest) at par, subject to exceptions consistent with the Documentation Principles. Prior to making any such payment, the Borrower will, within 30 days of the change of control or such later date as shall be the earliest date that such payment may be made under the applicable Existing Debt Agreement in accordance with the applicable change of control provisions thereof, repay all obligations required to be repaid under the

Annex A – Term Sheet

Existing Debt Agreements or obtain any required consent of the lenders under the Existing Debt Agreements to make such prepayment of the Bridge Loans.

Voluntary Prepayment:	The Bridge Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the Bridge Loans prepaid, plus all accrued and unpaid interest and fees (including any breakage costs) to the date of the repayment.

Conditions Precedent to Funding:	The funding of the Bridge Loans will be subject to the satisfaction of the conditions precedent set forth in the Conditions Annex.

Representations and Warranties:	The Bridge Loan Documentation will contain usual and customary representations and warranties for facilities of this type and substantially similar to the representations and warranties contained in the Existing Credit Facility, with such changes as are reasonably appropriate in connection with the Bridge Facility, subject to the Documentation Principles and the Limited Conditionality Provision.

Covenants:	The Bridge Loan Documentation will contain affirmative and negative covenants comparable to those contained in the Existing Indenture (and also including a covenant to comply with the securities demand provisions in the Fee Letter and a customary offering cooperation covenant); provided that prior to the Conversion Date, the indebtedness and restricted payments covenants may be more restrictive than those contained in the Existing Indenture, other than with respect to Parent’s ability to make distributions necessary to maintain its status as a real estate investment trust as set forth in Section 4.07(a)(2) of the Existing Indenture. The Bridge Loan Documentation will not include any financial maintenance covenants.

Events of Default:	Prior to the Conversion Date, the Bridge Loan Documentation will contain such events of default (and, as appropriate, grace periods and threshold amounts) as are comparable to those contained in the Existing Indenture and including, without limitation, an event of default for failure to pay fees specified in the Fee Letter.

Yield Protection and Increased Costs:	Usual and customary for facilities similar to the Bridge Facility including customary tax gross up provisions consistent with the Documentation Principles.

Assignments and Participations:	(a) Consents. Each Lender will, subject in certain circumstances to the approval of the Administrative Agent (such consent not to be unreasonably withheld or delayed), be permitted to make assignments (other than to a Disqualified Lender) in

Annex A – Term Sheet

acceptable minimum amounts. Participations will be permitted without the consent of the Borrower or the Administrative Agent; provided that prior to the date that is six months after the Closing Date, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required (other than (x) upon the occurrence and continuation of a payment or bankruptcy Event of Default or (y) upon the occurrence of a Demand Failure Event (as defined in the Fee Letter) or (z) with respect to an assignment to a Lender or an affiliate thereof) with respect to any assignment that would result in the initial Lenders holding less than a majority of the aggregate outstanding principal amount of the loans under the Bridge Facility. Each assignment will be in an amount of an integral multiple of $1,000,000 or, if less, of the total aggregate amount then held by such initial Lender.

(b) No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, Parent, the Borrower, or any of their respective affiliates or subsidiaries or to a Disqualified Lender. No assignments may be made to any Defaulting Lender.

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the aggregate outstanding Bridge Loans (the “Required Lenders”).

Amendments and Waivers:	Amendments and waivers of the provisions of the Bridge Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) except as provided under “Maturity/Exchange” above, extensions of the Conversion Date, scheduled maturities or times for payment (other than for purposes of administrative convenience), (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment to the rate of such exchange and (b) the consent of 100% of the Lenders will be required with respect to (i) releases of all or substantially all of the value of the Guarantees (other than in connection with transactions permitted pursuant to the Bridge Loan Documentation) and (ii) modifications in the voting percentages. Without notice to or the consent of any Lender, the Borrower and the Administrative Agent may amend or supplement the Bridge Loan Documentation to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency.

Indemnification:	The Credit Parties will indemnify the Lead Arranger, the Administrative Agent, each of the Lenders and their respective affiliates and the respective directors, officers, employees,

Annex A – Term Sheet

agents, advisors and other representatives of each of them (each, an “indemnified person”) and hold them harmless from and against all losses, damages, claims, and liabilities (or actions, including shareholder actions, in respect thereof) of any kind or nature to which any indemnified person may become subject to the extent arising out of, resulting from or in connection with, the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds (including, without limitation, any claim, litigation, investigation or proceeding arising out of, resulting from or in connection with any of the foregoing (each, a “Proceeding”), regardless of whether any such indemnified person is a party thereto, whether or not such proceedings are brought by you, your equity holders, affiliates, creditors or any other third person), and will reimburse each such indemnified person promptly upon demand for any reasonably incurred and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and regulatory counsel, if applicable, in each case, for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person), and other reasonably incurred and documented out-of-pocket fees and expenses incurred in connection with investigating, preparing, pursuing or defending any of the foregoing; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from (i) such indemnified person’s own gross negligence, bad faith or willful misconduct or the gross negligence, bad faith or willful misconduct of any of such indemnified person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (collectively, “Related Persons”) (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) arising out of a material breach by such indemnified person (or any of such indemnified person’s Related Persons) of its obligations under the Bridge Loan Documentation (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than any claims against any indemnified person in its capacity or in fulfilling its role as an administrative agent or Lead Arranger or any similar role under the Bridge Facility).

Annex A – Term Sheet

Expenses:	The Borrower shall pay (a) subject to the limitations in Section 6 of the Commitment Letter, all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of a single primary counsel thereto and of a single local counsel to the Administrative Agent in each appropriate jurisdiction (which may include a single special counsel to the Administrative Agent acting in multiple jurisdictions) and regulatory counsel, if applicable) of the Administrative Agent (promptly following written demand therefor) associated with the syndication of the Bridge Facility and the preparation, negotiation, execution, delivery and administration of the Bridge Loan Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, of a single primary counsel, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and regulatory counsel, if applicable, in the case of an actual or perceived conflict of interest, of one additional counsel to the affected Lenders, and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent and the Lenders promptly following written demand therefor in connection with the enforcement of the Bridge Loan Documentation or protection of rights.

Governing Law and Forum:	The Bridge Loan Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). New York law will govern the Bridge Loan Documentation; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to the interpretation of Material Adverse Effect (as defined in the Conditions Annex) and whether a Material Adverse Effect has occurred shall be governed by the laws of the State of Delaware.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Bridge Loan Documentation waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Lead Arranger and the Administrative Agent:	Weil, Gotshal & Manges LLP

Annex A – Term Sheet

SCHEDULE I TO ANNEX A

INTEREST RATES ON THE BRIDGE LOANS

Interest Rate:

The Bridge Loans will bear interest for the first three month period commencing on the Closing Date at a variable rate per annum (the “Applicable Interest Rate”) equal to the sum of (a) the three-month LIBOR Rate plus (b) a spread equal to (A) 4.25%, if the Bridge Loans or the Notes are rated at least B1 by Moody’s and at least B+ by S&P, in each case with a stable or better outlook or (B) 4.75%, if ratings of the Bridge Loans or the Notes are not at least as specified in clause (A).

The Applicable Interest Rate will increase by an additional 0.50% following each three-month period after the Closing Date. Notwithstanding the foregoing, the interest rate on the Bridge Loans will not at any time prior to the Conversion Date exceed the Total Cap (as defined in the Fee Letter).

Interest will be payable quarterly in arrears and on the Conversion Date and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Upon the occurrence of a Demand Failure Event (as defined in the Fee Letter), all outstanding Bridge Loans will accrue interest at the Total Cap.

The “LIBOR Rate” will be defined and calculated as specified in the Bridge Loan Documentation; provided that at no time will the LIBOR Rate be deemed to be less than 0.75% per annum.

Default Rate:	All overdue principal, fees and other obligations under the Bridge Facility will bear interest at a rate per annum of 2.00% in excess of the rate then applicable to the Bridge Loans, payable on demand of the Administrative Agent. Such Default Rate may be in excess of any cap or limitation on yield or interest rate set forth in this Commitment Letter or in the Fee Letter.

SCHEDULE II TO ANNEX A

EXTENDED TERM LOANS

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the Bridge Facility to which this Schedule II is attached.

Borrower:	The Borrower.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Ranking:	Same as the Bridge Loans.

Maturity:	7 years from the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at the Total Cap. Interest shall be payable quarterly and on the Maturity Date, in each case payable in arrears and computed on the basis of a 360-day year.

Default Rate:	All overdue principal, interest, fees and other amounts on the Extended Term Loans will bear default interest at a rate per annum of 2.00% in excess of the rate otherwise applicable thereto, which may be in excess of the Total Cap.

Voluntary Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, in minimum denominations to be agreed, at par, plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Covenants, Events of Default and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, events of default and mandatory prepayments applicable to the Exchange Notes will also be applicable to the Extended Term Loans.

SCHEDULE III TO ANNEX A

EXCHANGE NOTES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the Bridge Facility to which this Schedule III is attached.

Issuer:	The Borrower.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans. The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount of the outstanding Extended Term Loans for which they are exchanged and will have the same ranking as the Extended Term Loans for which they are exchanged.

Ranking:	Same as the Bridge Loans.

Maturity:	7 years from the Closing Date (the “Exchange Note Maturity Date”).

Interest Rate:	The Exchange Notes will bear interest semi-annually, in arrears, at a fixed rate equal to the Total Cap.

Default Rate:	All overdue principal, interest, fees and other amounts on the Exchange Notes will bear default interest at a rate per annum of 2.00% in excess of the rate otherwise applicable thereto, which may be in excess of the Total Cap.

Mandatory Redemption:	No mandatory redemption provisions other than 101% change of control put and customary asset sale offer to redeem provisions, in each case substantially consistent with those provisions contained in the Existing Indenture.

Optional Redemption:

The Exchange Notes will be non-callable until the third anniversary of the Closing Date (subject to a customary 35% “equity clawback” until the third anniversary of the Closing Date and a customary make-whole redemption provision at the treasury rate plus 0.50%). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to three-quarters of the coupon in effect on the date the coupon was fixed, which such premium shall decline ratably on each yearly anniversary of the date of such sale to zero one year prior to the Exchange Note Maturity Date.

Notwithstanding the foregoing, unless a Demand Failure Event (as defined in the Fee Letter) has occurred, any Exchange Notes held by an initial Lender or its affiliates, other than (x) an asset management

Schedule III to Annex A –Bridge Facility Term Sheet

affiliate of an initial Lender purchasing the Securities in the ordinary course of its business and as part of a regular distribution of the Securities (an “Asset Management Affiliate”), and (y) any Exchange Notes that were acquired in market making or open market transactions, may be repaid, in whole or in part, in minimum denominations to be mutually agreed, at par plus accrued and unpaid interest.

Defeasance and Discharge Provisions/Modification:	Consistent with the Documentation Principles.

Registration Rights:	Private for life.

Right to Resell Notes:	Any Bridge Lender (and any subsequent holder) will have the absolute and unconditional right to resell the Exchange Notes to one or more third parties, whether by assignment or participation and subject to compliance with applicable securities laws.

Covenants; Events of Default:	Substantially similar to those contained in the Existing Indenture.

Governing Law and Forum:	New York.

Miscellaneous:	Provisions regarding consent to jurisdiction, waiver of jury trial and punitive and consequential damages, service of process, and other miscellaneous matters substantially similar to those contained in the Existing Indenture

Counsel to the Lead Arranger:	Weil, Gotshal & Manges LLP.

Schedule III to Annex A –Bridge Facility Term Sheet

ANNEX B

$715 MILLION SENIOR BRIDGE FACILITY

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached or Annex A to the Commitment Letter.

Closing and the making of the extensions of credit under the Bridge Facility will be subject to the satisfaction of the following conditions precedent:

1. The Bridge Loan Documentation reflecting and consistent with the Commitment Documents and the Documentation Principles and otherwise reasonably satisfactory to the Lead Arranger and the Borrowers will have been executed by each Credit Party that is required to be party thereto.

2. (i) The Administrative Agent and the Lead Arranger shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent), which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders, evidence of authorization, organizational documents, customary insurance certificates with respect to the Parent and its subsidiaries other than the Acquired Business, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and a customary officer’s certificate and (ii) the Borrowers shall have used commercially reasonable efforts to provide evidence of insurance with respect to the Acquired Business.

3. Since the date of the Acquisition Agreement (as defined below), there shall have been no event that has had a Material Adverse Effect. “Material Adverse Effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Outdoor Business, taken as a whole; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall constitute or shall be taken into account in determining whether there has been or may be a Material Adverse Effect: (i) any change or development in United States financial or securities markets, or general economic, political, regulatory or business conditions, (ii) any act of war, armed hostilities or terrorism or any man made or natural disaster, (iii) any change or development in the outdoor advertising industry generally, (iv) any change in Law or GAAP or the interpretation or enforcement of either, (v) any default or termination under, or other impact on, a Contract that is being terminated or assigned to a Spin-Off Entity at the Closing in accordance with the terms of this Agreement, (vi) the negotiation, execution, delivery, performance or public announcement of this Agreement or any of the Ancillary Documents (including, without limitation, any of the following, to the extent they result therefrom: litigation or reduction in billings or revenue related thereto, any loss of or adverse change to any Lease and/or loss of or adverse change in customer, employee, supplier, financing source, licensor, licensee, lessor, lessee, equityholder, joint venture partner or any other similar relationships, including labor disputes, employee strikes, slowdowns, job actions, work stoppages or the departure of employees), (vii) any change resulting from the failure of Buyer to consent to any acts or actions requiring Buyer’s consent under this Agreement and for which the Company has sought such consent, (viii) the expiration or termination of any Contract in accordance with its terms (other than due to a default by the Outdoor Group Entity party thereto or a breach by Seller under Section 5.1), (ix) whether or not Kiosk Advertising is the successful bidder in executing a Kiosk RFP Contract with respect to the Kiosk RFP, (x) any change resulting from any action taken by Buyer related to the Contemplated Transactions, or taken by Seller or the Company at the request of Buyer, pursuant to Section 5.12 or otherwise, or (xi) any failure of any of

Annex B– Conditions Annex

the Outdoor Group Entities and/or the Outdoor Business to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans, but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues, or business plans, which may be taken into account in determining whether there has been or can reasonably be expected to occur a Material Adverse Effect, except, in the case of clauses (i) through (iii), to the extent such events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts have a materially disproportionate effect on the Outdoor Business, taken as a whole, relative to the portion of businesses of other Persons engaged in the outdoor advertising industry located in the same geographic regions as the Outdoor Business (and disregarding for such purposes the relative market share of the Outdoor Business and such other Persons in such geographic regions). Capitalized terms used in the definition of “Material Adverse Effect” shall have the meaning ascribed to such terms in the Acquisition Agreement.

4. The Acquisition and the other Transactions shall be consummated substantially concurrently with the funding of the Bridge Facility in accordance with the terms described in that certain Membership Interest Purchase Agreement, dated as of July 20, 2014 (including all exhibits and schedules thereto, the “Acquisition Agreement”), without giving effect to any waiver, amendment, modifications or consent thereunder that is materially adverse to the interests of the Lenders (unless approved in writing by the Lead Arranger), it being understood and agreed that, without limitation, (i) any purchase price adjustment expressly provided in the Acquisition Agreement dated as of the date hereof shall be deemed not to be materially adverse to the interests of the Lenders, (ii) any reduction in the purchase price for the Acquisition (after giving effect to any adjustment provided in clause (i)) of less than 15% in the aggregate shall be deemed to not be materially adverse to the interests of the Lenders; provided the amount of the Bridge Facility shall be reduced by such decrease on a dollar-for-dollar basis, (iii) any increase in the Acquisition consideration shall be deemed to be not materially adverse to the interests of the Lenders so long as such increase is not funded by the incurrence of additional indebtedness (including revolver borrowings under the Existing Credit Facility in excess of the amount of such borrowings contemplated to be borrowed in the absence of such increase) and (iv) any other change in the amount of the purchase price, the third party beneficiary rights applicable to the Lead Arranger and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Lead Arranger.

5. The Lead Arranger shall have received customary payoff letters in connection with Seller’s existing indebtedness confirming that all liens (other than liens permitted by the Bridge Loan Documentation) on the Acquired Business in connection therewith shall have been terminated and released prior to or substantially concurrently with the initial borrowing under the Bridge Facility.

6. The Lead Arranger shall have received:

(a) with respect to Parent and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date (and for the corresponding interim period for the prior fiscal year);

(b) with respect to the Acquired Business, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for each of the fiscal years for which Parent will be required to file such audited consolidated financial statements pursuant to Item 9.01(a) of Form 8-K under the Securities Exchange Act of 1934, as amended, completed at least 90 days prior to the Closing Date and (ii) unaudited

Annex B– Conditions Annex

consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date (and for the corresponding interim period for the prior fiscal year);

(c) only to the extent Parent will be required to file such financial statements pursuant to Item 9.01(a) of Form 8-K and Rule 3-05 and Article 11, as applicable, of Regulation S-X, pro forma financial statements of Parent (based on the financial statements with respect to the Acquired Business referred to in clause (b) above) prepared after giving pro forma effect to each element of the Transactions (in accordance with Regulation S-X under the Securities Act of 1933, as amended) as if the Transactions had occurred on the last day of such period (in the case of such balance sheet) or on the first day of such period (in the case of such other financial statements);

(d) projections prepared by management of consolidated balance sheets, income statements and cash flow statements of Parent and its subsidiaries, which will be quarterly for the first year after the Closing Date and annually thereafter through 2018; and

(e) a certificate from the chief financial officer (or other officer with equivalent duties) of Parent (substantially in the form attached hereto as Exhibit A) certifying that, after giving pro forma effect to each element of the Transactions, Parent and its subsidiaries (on a consolidated basis) are solvent.

7. The Lead Arranger shall have received, at least 5 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested at least 10 business days prior to the Closing Date.

8. All fees and expenses (in the case of expenses, for which invoices have been received at least three days in advance of the Closing Date) due to the Lead Arranger, the Administrative Agent and the Lenders required to be paid on the Closing Date (including, to the extent required by Section 6 of this Commitment Letter, the documented fees and expenses of counsel for the Lead Arranger and the Administrative Agent) will have been paid or shall have been authorized to be deducted from the proceeds of the initial funding under the Bridge Facility.

9. (i) One or more investment banks reasonably satisfactory to Wells Fargo Securities (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes and the Investment Bank and the Lead Arranger shall have received a customary printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary high-yield road show relating to the issuance of the Notes, which contains or incorporates all customary financial and other information (including all audited financial statements, all unaudited financial statements (which shall have been reviewed as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 7225 or SAS 100, as applicable) and all appropriate pro forma financial statements (which, for the avoidance of doubt, in no event shall require financial information otherwise required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X or “segment reporting” and Compensation Discussion and Analysis required by Regulation S-K Item 402(b) and other information or financial data customarily excluded from a Rule 144A offering involving high yield debt securities), including such information that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from the independent accountants of each of Parent and the Acquired Business in connection with the offering of the Notes); provided that, such condition shall be deemed satisfied if such Offering Document excludes the “description of notes” and other information and sections that would customarily be provided by the Investment Bank or its counsel but is

Annex B– Conditions Annex

otherwise complete, and (ii) the Investment Bank shall have been afforded a period of at least 15 consecutive business days prior to the Closing Date (unless a shorter period of time is reasonably acceptable to the Investment Bank in its sole discretion) following the date of delivery of an Offering Document, including the information described in clause (i) above, to seek to place the Notes with qualified purchasers thereof (provided that (x) if such period has not ended on or before August 15, 2014, it shall not commence before September 2, 2014, (y) such consecutive business day period shall not include any date from November 26, 2014 through November 28, 2014, and (z) if such period has not ended on or before December 19, 2014, it shall not commence before January 2, 2015). Parent shall have used commercially reasonable efforts to cause the independent accountants of each of Parent and the Acquired Business to be prepared to deliver customary comfort letters satisfying the requirements of SAS 72 at the pricing date of any such offering. If Parent in good faith reasonably believes that it has delivered the Offering Document, it may deliver to the Lead Arranger and the Investment Bank written notice to that effect (stating when it believes it completed any such delivery), in which case Parent shall be deemed to have delivered the Offering Document on the date specified in such notice and the 15 consecutive business day period described above shall be deemed to have commenced on the date specified in such notice, in each case unless the Lead Arranger or the Investment Bank in good faith reasonably believes that Parent has not completed delivery of the Offering Document and, within three business days after its receipt of such notice from Parent, the Lead Arranger or the Investment Bank delivers a written notice to Parent to that effect (stating with specificity which information is required to complete the Offering Document). During such 15 consecutive business day period, the senior management of Parent and the Borrowers shall have participated and assisted in at least one customary “roadshow” and in investor calls and meetings at such times and locations as may be mutually agreed by the Investment Bank and Parent.

10. The Specified Representations and the Specified Acquisition Agreement Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects, after giving effect to any such qualification).

Annex B– Conditions Annex

EXHIBIT A

FORM OF SOLVENCY CERTIFICATE

[—], 201[—]

This Solvency Certificate is delivered pursuant to Section [—] of that certain [—]1 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein but not define have the meanings assigned to such terms in the Credit Agreement.

As used herein, “Company” means CBS Outdoor Americas Inc. (“Parent”) and its subsidiaries on a consolidated basis.

The undersigned certifies, on behalf of Parent and not in [his/her] individual capacity, as follows:

1. I am the [Chief Financial Officer] of Parent. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [—] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. On the date hereof, immediately before and after giving effect to the consummation of the Transactions, on and as of such date:

(i) the fair value of the property of the Company is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii) the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured;

(iii) the Company is able to pay its debts and liabilities as they become due (whether at maturity or otherwise); and

(iv) the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered by the undersigned officer only in [his/her] capacity as [Chief Financial Officer] of Parent and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Signature Page Follows]

[1]	Describe Credit Agreement.

Exhibit A– Form of Solvency Certificate

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in [his/her] capacity as the [Chief Financial Officer] of Parent and not in [his/her] individual capacity.

CBS OUTDOOR AMERICAS INC.

By:
	Name:	[—]
	Title:	[Chief Financial Officer]

Exhibit A– Form of Solvency Certificate